CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Reports Third Quarter 2013 Results,
Announces Initiatives to Improve Operating Efficiencies and Global Competitiveness

•	Initiatives will improve operational efficiencies and global competitiveness of our business model, with a targeted $75 million in annual cost savings ($35 million in 2014)

•	Initiatives expected to be largely complete by the end of the second quarter of 2014

•	Supply chain efficiencies expected to yield $100 million of cash flow from inventory improvement

•	Global workforce reduction targeted at approximately 20 percent
PARMA, Ohio-October 31, 2013 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2013 and announced initiatives to improve operating efficiencies and global competitiveness.
2013 Third Quarter Financial Review

•	Net sales were $303 million, a decrease of five percent, compared to $321 million in the third quarter of 2012.

•
Net loss of $8 million or $(0.06) per diluted share versus net income of $30 million or $0.22 per diluted share in the same period of the prior year. Excluding the impact of $18 million of rationalization and related charges ($13 million, net of tax), adjusted net income* was $6 million or $0.04 per diluted share in the current quarter.

•
EBITDA* was $35 million (excluding the impact of rationalization and related charges) as compared to $65 million in the third quarter of 2012. The decline was largely driven by lower realized pricing in our Industrial Materials segment.

•	Net cash provided by operating activities was $54 million versus $45 million in the third quarter of 2012.

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* Non-GAAP financial measures. See attached reconciliations.
** Excluding pension mark-to-market adjustments.

•	Net debt* was reduced $27 million to $565 million as compared to $592 million at June 30, 2013.
Craig Shular, Chief Executive Officer of GrafTech, commented, "We remain in a difficult operating environment, particularly for our Industrial Materials segment. We have announced initiatives today designed to significantly improve our competitiveness, allow us to better serve customers and position our Industrial Materials business well when global economies and steel demand recover."
Industrial Materials Segment
The Industrial Materials segment’s net sales were $233 million in the third quarter of 2013, as compared to $260 million in the third quarter of 2012. Operating income for the Industrial Materials segment, excluding the impact of rationalization and related charges*, was $4 million in the third quarter of 2013, as compared to $37 million in the third quarter of 2012. The reduction in sales and operating income is largely attributed to lower graphite electrode and needle coke pricing.
Engineered Solutions Segment
Net sales for the Engineered Solutions segment increased 15 percent to $70 million in the third quarter of 2013 compared to $61 million in the third quarter of 2012. Higher sales in our advanced consumer electronics product offerings drove the increase in revenue.
Operating income for the Engineered Solutions segment, excluding the impact of rationalization and related charges*, was $5 million in the third quarter of 2013 versus $6 million in the same period in 2012. Despite solid growth in our advanced consumer electronics product line, operating income was negatively impacted by continued weakness in advanced graphite material products serving industrial sectors and start-up costs as we add production capabilities to serve growing markets.
Mr. Shular commented, "Our Engineered Solutions business had its second consecutive quarter of $70 million in sales. We expect the majority of the start-up expenditures to be behind us and therefore target double-digit operating income margins for the segment in the fourth quarter as production ramps up for new products.”

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* Non-GAAP financial measures. See attached reconciliations.
** Excluding pension mark-to-market adjustments.

Corporate
Total Company overhead expenses in the quarter were $31 million versus $36 million in the third quarter of 2012. The decline was largely a result of rightsizing initiatives, reduced discretionary spend and lower incentive compensation expense in a challenging operating environment.
Mr. Shular commented, “Our team has continued to aggressively manage overhead spend in this difficult operating environment. In the first nine months of 2013, overhead expense has been reduced by approximately 18 percent year-over-year.”
Interest expense in the quarter was $9 million versus $6 million in the third quarter of 2012. The increase was largely driven by the effects of the November 2012 issuance of $300 million Senior Notes due in 2020, which lengthened our debt maturity profile.
In the third quarter, we recognized tax credits in support of our research and development efforts related to new high-tech Engineered Solutions products. In addition, jurisdictional profitability mix and the favorable settlement of tax audits also positively impacted the quarter. In total, these items resulted in a tax benefit of approximately $3 million in the current quarter.
Initiatives to Drive Industrial Materials' Operating Efficiencies and Global Competitiveness
Today, we announced global initiatives to position the Company to significantly reduce its Industrial Materials' cost base and improve our competitive position. The plan addresses three key areas: improving profitability, optimizing cash flow and positioning for future growth.

•	Improving profitability
We intend to close, subject to certain ongoing union and workforce consultations, our two highest cost graphite electrode plants, located in Brazil and South Africa, as well as a machine shop in Russia. Reductions in corporate overhead are also included in these initiatives. These actions would result in a reduction in our graphite electrode capacity by approximately 60,000 metric tons, which would leave us sufficient capacity to serve our customers worldwide and satisfy near term projected global demand. The planned closures and related overhead initiatives would yield approximately $75 million of annual cost savings. The proposed rationalization is targeted to be substantially complete by the end of the second quarter of 2014

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* Non-GAAP financial measures. See attached reconciliations.
** Excluding pension mark-to-market adjustments.

and would contribute approximately $35 million in savings next year. These three facilities currently employ approximately 600 people or approximately 20 percent of our global workforce.
Total pre-tax costs for the rationalization plan are estimated to be approximately $105 million, approximately $30 million of which will be cash outlays to be paid in the fourth quarter of 2013 and through the first half of 2014, and funded through working capital improvements in 2014. The remaining $75 million are non-cash costs, which primarily reflect the write-off of assets, and will be expensed throughout the wind-down period. We incurred approximately $18 million of expense related to these initiatives in the third quarter and we expect approximately $51 million of additional expense based on our current estimates to be recognized in the fourth quarter of 2013.

•	Optimizing cash flow
The rationalization plan will also focus on reducing inventory levels across our production network, and along with the completion of the wind-down agreement for third party supply of needle coke to us, is expected to generate working capital improvements of approximately $100 million. The majority of the cash improvement, approximately $75 million, will be reflected in 2014 with the remaining $25 million expected to be realized in 2015. Going forward, we will utilize our advantaged, integrated supply chain to further reduce working capital requirements and optimize cash flow generation.
In addition to the above, these initiatives will also allow us to reduce future maintenance capital expenditures. We are targeting annual maintenance at our graphite electrode plants to be reduced by approximately 25 percent or over $10 million annually. This would be a result of fewer stand-alone graphite electrode production facilities.
Mr. Shular commented, “While these are difficult choices as they impact members of our worldwide team, these initiatives will enable GrafTech to drive operating efficiencies and be more competitive globally, and continue to provide our customers with the highest quality electrodes. Our aim is to ensure that GrafTech is very well positioned as the global economies and steel demand recover.”

•	Positioning for future growth
As part of our strategy to grow our low-cost, advantaged manufacturing footprint, we have identified debottlenecking opportunities through Lean/Six Sigma efforts at our other four graphite

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* Non-GAAP financial measures. See attached reconciliations.
** Excluding pension mark-to-market adjustments.

electrode plants. These four graphite electrode facilities offer best-in-class production capabilities and can expand their capacity, in increments, up to a total of approximately 60,000 metric tons to respond to growth in demand. We currently estimate that the average cost to increase capacity across our graphite electrode production network is approximately $2,500 per metric ton, which compares very favorably to industry averages for comparable expansion projects.
The first increment of potential expansion has been identified at our Monterrey, Mexico plant, one of our most advantaged facilities, strategically located 350 miles from our needle coke plant in Seadrift, Texas. As economic conditions improve and graphite electrode demand recovers, our Mexico facility could increase capacity by 15,000 metric tons in 9 to 12 months with minimal headcount additions. Growing this low-cost production site would further lower our overall graphite electrode cost structure.
Our team regularly reviews global customer demand and, as the European Union (EU) and other key markets recover, we will determine the best timing to commence the Mexico debottlenecking initiative.
Importantly, we continue to build our research and development capabilities to capitalize on our core competency of carbon and graphite material science and drive new product innovation and quality improvements across the organization, which provide us with sustainable competitive advantages that are difficult to replicate. Our annual research and development spend will be unaffected by these initiatives and is expected to be approximately $12 million to $15 million over the near term.
Mr. Shular commented, “We remain focused on strategically positioning for long-term growth and delivering sustainable value to our shareholders, and these initiatives, which are supported by a strong balance sheet, will drive improved profitability and competitiveness.”
Outlook
In its October 8, 2013 report, the International Monetary Fund (IMF) reduced its estimate for 2013 global GDP growth to 2.9 percent, representing the fourth consecutive downward revision this year. The IMF noted that global growth remains slow and downside risks remain high. The IMF also noted that financial conditions in the EU are stabilizing and the region is expected to gradually emerge from the recession and return to growth in 2014.

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* Non-GAAP financial measures. See attached reconciliations.
** Excluding pension mark-to-market adjustments.

On October 21, 2013, the World Steel Association (WSA) cited that global steel production, excluding China, declined 2.0 percent in the first nine months of 2013 as compared to the same period in the prior year. Looking into 2014, the WSA expects global steel consumption, excluding China, to rise 3.5 percent year-over-year.
We are targeting EBITDA for the full year 2013 to be in the range of $145 million to $155 million (a $5 million reduction from the prior guidance mid-point) and fourth quarter EBITDA to be in the range of $35 million to $45 million. As a result, we are targeting operating cash flow guidance to be in the range of $100 million to $120 million. Given the difficult operating environment, and in addition to the plan outlined above, we are reducing our targeted overhead expense** to approximately $130 million in 2013.
Mr. Shular concluded, “Market conditions for our global steel customers continue to be challenging; however, there are leading indicators that point to an improvement in U.S. non-residential construction and that the EU recession is in a bottoming process. Some of our U.S. steel customers are cautiously optimistic and are seeing improvement in their non-residential construction business.”
In summary, our expectations for 2013, excluding the impact of rationalization and related charges, are as follows:

•	EBITDA* targeted in the range of $145 million to $155 million (previous guidance was $145 million to $165 million);

•	Overhead expense (selling and administrative, and research and development expenses) of approximately $130 million (previous guidance was $135 million);

•	Interest expense of approximately $36 million;

•	Capital expenditures in the range of $90 million to $100 million (previous guidance was $90 million to $110 million);

•	Depreciation and amortization expense of approximately $95 million to $100 million (previous guidance was $95 million);

•	An effective annual tax rate in the range of 10 percent to 20 percent (previous guidance was 35 percent to 40 percent); and

•	Cash flow from operations in the range of $100 million to $120 million (previous guidance was $110 million to $130 million).

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* Non-GAAP financial measures. See attached reconciliations.
** Excluding pension mark-to-market adjustments.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. The information in our website is not part of this release or any other report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for the fourth quarter and full year 2013; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, and liquidity; future or targeted sales, costs, cost management, working capital, inventory management, revenues, and business opportunities and positioning; strategic plans; stock repurchase plans; supply chain management; the impact of rationalization, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity, operating rates or efficiency in our operations or our competitors' or customers' operations; expected or targeted capital expenditures; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business; the impact of acquired businesses and backward integration; investments and acquisitions that we may make in the future; the integration of acquisitions into our operations; possible financing (including factoring and supply chain financing) activities; expected or targeted liquidity and debt levels; our customers' operations, production levels and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; expected or targeted depreciation and amortization expenses, and currency exchange and interest rates and expenses.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: adjustments to our announced 2013 third quarter results; actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in or non-consummation of proposed investments or acquisitions; failure to successfully integrate into our business any completed investments and acquisitions or to successfully realize upon completed investments; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization activities; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced

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* Non-GAAP financial measures. See attached reconciliations.
** Excluding pension mark-to-market adjustments.

prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or condition; continuation of the European debt crisis; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

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* Non-GAAP financial measures. See attached reconciliations.
** Excluding pension mark-to-market adjustments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2012	As of September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$17,317	$11,470
Accounts and notes receivable, net of allowance for doubtful accounts of $7,573 as of December 31, 2012 and $7,023 as of September 30, 2013	236,429	205,427
Inventories	513,065	519,011
Prepaid expenses and other current assets	56,190	69,436
Total current assets	823,001	805,344
Property, plant and equipment	1,532,359	1,583,444
Less: accumulated depreciation	698,452	737,243
Net property, plant and equipment	833,907	846,201
Deferred income taxes	6,157	7,463
Goodwill	498,261	497,073
Other assets	136,589	119,540
Total assets	$2,297,915	$2,275,621
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,120	$103,519
Short-term debt	8,426	4,344
Accrued income and other taxes	30,923	27,814
Rationalizations	—	14,129
Supply chain financing liability	26,962	12,540
Other accrued liabilities	50,953	52,953
Total current liabilities	245,384	215,299

Long-term debt	535,709	559,643
Other long-term obligations	125,005	117,847
Deferred income taxes	41,966	34,090

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 150,869,227 shares issued as of December 31, 2012 and 151,763,001 shares issued as of September 30, 2013	1,509	1,518
Additional paid-in capital	1,812,592	1,822,603
Accumulated other comprehensive loss	(280,678)	(291,897)
Retained earnings	66,884	67,846
Less: cost of common stock held in treasury, 16,418,710 shares as of December 31, 2012 and 16,525,938 shares as of September 30, 2013	(249,487)	(250,331)
Less: common stock held in employee benefit and compensation trusts, 76,095 shares as of December 31, 2012 and 83,816 shares as of September 30, 2013	(969)	(997)
Total stockholders’ equity	1,349,851	1,348,742
Total liabilities and stockholders’ equity	$2,297,915	$2,275,621

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013

Net sales	$320,716	$303,084	$877,265	$858,172
Cost of sales	240,730	266,440	645,971	724,057
Gross profit	79,986	36,644	231,294	134,115
Research and development	2,778	2,994	9,919	8,874
Selling and administrative expenses	33,645	27,626	107,228	87,500
Rationalizations	—	14,593	—	14,593
Operating income (loss)	43,563	(8,569)	114,147	23,148

Other expense (income), net	1,653	(772)	(1,376)	753
Interest expense	5,839	9,098	15,733	27,053
Interest income	(33)	(49)	(178)	(162)
Income (loss) before provision for income taxes	36,104	(16,846)	99,968	(4,496)

Provision (benefit) for income taxes	6,478	(9,216)	10,966	(5,458)
Net income (loss)	$29,626	$(7,630)	$89,002	$962

Basic income per common share:
Net income (loss) per share	$0.22	$(0.06)	$0.64	$0.01
Weighted average common shares outstanding	134,347	135,134	139,939	134,949

Diluted income per common share:
Net income (loss) per share	$0.22	$(0.06)	$0.63	$0.01
Weighted average common shares outstanding	135,001	135,331	140,565	135,122

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2013	2012	2013

Cash flow from operating activities:
Net income (loss)	$29,626	$(7,630)	$89,002	$962
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	21,869	26,902	58,232	71,770
Deferred income tax provision	(1,819)	(2,840)	1,906	(2,563)
Post-retirement and pension plan changes	953	1,226	3,637	3,468
Currency impact	(412)	(303)	(3,351)	(81)
Stock-based compensation	1,733	2,193	8,096	5,938
Interest expense	3,149	3,540	9,221	10,459
Insurance recoveries	—	—	4,007	—
Other charges, net	(2,750)	1,899	(13,393)	3,097
(Increase) decrease in working capital*	(708)	30,613	(128,361)	(20,403)
Increase in long-term assets and liabilities	(6,568)	(2,068)	(15,390)	(7,469)
Net cash provided by operating activities	45,073	53,532	13,606	65,178
Cash flow from investing activities:
Capital expenditures	(31,251)	(24,180)	(92,827)	(62,698)
Proceeds from derivative instruments	(114)	(620)	6,807	852
Other	68	2,049	121	2,333
Net cash used in investing activities	(31,297)	(22,751)	(85,899)	(59,513)
Cash flow from financing activities:
Short-term debt reductions, net	(8,091)	1,567	(13,989)	(4,082)
Revolving Facility borrowings	70,000	23,000	343,000	134,000
Revolving Facility reductions	(50,000)	(48,000)	(145,000)	(118,500)
Principal payments on long-term debt	(43)	(49)	(182)	(189)
Supply chain financing	1,091	(6,053)	(3,719)	(14,422)
Proceeds from exercise of stock options	—	—	92	175
Purchase of treasury shares	(17,900)	(135)	(103,056)	(844)
Other	149	(766)	(542)	(7,206)
Net cash (used in) provided by financing activities	(4,794)	(30,436)	76,604	(11,068)
Net increase (decrease) in cash and cash equivalents	8,982	345	4,311	(5,403)
Effect of exchange rate changes on cash and cash equivalents	74	139	(547)	(444)
Cash and cash equivalents at beginning of period	7,137	10,986	12,429	17,317
Cash and cash equivalents at end of period	$16,193	$11,470	$16,193	$11,470

* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$(11,476)	$2,895	$25,614	$30,971
Inventories	8,543	21,403	(96,309)	(11,981)
Prepaid expenses and other current assets	3,294	5,313	(3,215)	(11,049)
Decrease in accounts payable and accruals	(1,131)	(17,800)	(54,373)	(47,541)
Rationalizations	—	14,129	—	14,129
Increase (decrease) in interest payable	62	4,673	(78)	5,068
(Increase) decrease in working capital	$(708)	$30,613	$(128,361)	$(20,403)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2013	2012	2013
Net sales:
Industrial Materials	$260,180	$233,277	$715,461	$673,394
Engineered Solutions	60,536	69,807	161,804	184,778
Total net sales	$320,716	$303,084	$877,265	$858,172

Segment operating income:
Industrial Materials	37,301	(12,945)	104,103	10,663
Engineered Solutions	6,262	4,376	10,044	12,485
Total segment operating income	$43,563	$(8,569)	$114,147	$23,148

Reconciling Items:
Rationalizations
Industrial Materials	—	14,345	—	14,345
Engineered Solutions	—	248	—	248
Rationalization related
Industrial Materials	—	2,954	—	2,954
Engineered Solutions	—	—	—	—

Segment adjusted operating income:
Industrial Materials	37,301	4,354	104,103	27,962
Engineered Solutions	6,262	4,624	10,044	12,733
Total adjusted segment operating income	$43,563	$8,978	$114,147	$40,695

Adjusted operating income margin:
Industrial Materials	14.3%	1.9%	14.6%	4.2%
Engineered Solutions	10.3%	6.6%	6.2%	6.9%
Total adjusted operating income margin	13.6%	3.0%	13.0%	4.7%

NOTE ON RECONCILIATION OF OPERATING INCOME DATA: Adjusted operating income excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted operating income excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a Company's operating profitability. Management uses adjusted operating income excluding these items as well as other financial measures in connection with its decision-making activities. Adjusted operating income excluding these items should not be considered in isolation or as a substitute for operating income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted operating income excluding these items may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Fourth Quarter Target	Full Year Target
	2012	2013	2012	2013	2013	2013

EBITDA	$65,432	$34,557	$172,379	$111,142	$33,858 - $43,858	$145,000 - $155,000
Adjustments
Depreciation and amortization	(21,869)	(25,579)	(58,232)	(70,447)	(24,533 - 29,533)	(95,000 - 100,000)
Rationalizations	—	(14,593)	—	(14,593)	(7,407)	(22,000)
Rationalization related charges	—	(2,954)	—	(2,954)	(44,134)	(48,000)
Operating income	43,563	(8,569)	114,147	23,148	(42,236) - (37,236)	(20,000) - (15,000)
Other (income) expense, net	(1,653)	772	1,376	(753)	(1,247)	(2,000)
Interest expense	(5,839)	(9,098)	(15,733)	(27,053)	(8,947)	(36,000)
Interest income	33	49	178	162	—	—
Income taxes	(6,478)	9,216	(10,966)	5,458	11,817	17,500
Net income	$29,626	$(7,630)	$89,002	$962	$(40,775) - $(35,775)	$(40,500) - $(35,500)

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using historical or estimated target GAAP amounts as indicated above. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt. GrafTech also believes that EBITDA measures provide useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility or other debt instruments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Adjusted Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended September 30, 2012		For the Three Months Ended September 30, 2013
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net income	$29,626	$0.22	$(7,630)	$(0.06)
Rationalizations, net	—	—	10,707	0.08
Rationalization related, net	—	—	2,661	0.02
Adjusted net income	$29,626	$0.22	$5,738	$0.04

NOTE ON RECONCILIATION OF EARNINGS DATA: Adjusted net income excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using historical GAAP amounts. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted net income excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company's operating profitability. Management uses adjusted net income excluding these items as well as other financial measures in connection with its decision-making activities. Adjusted net income excluding these items should not be considered in isolation or as a substitute for net income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted net income excluding these items may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation
	As of June 30, 2013	As of September 30, 2013

Long-term debt	$581,723	$559,643
Short-term debt	2,777	4,344
Supply chain financing	18,594	12,540
Total debt	603,094	576,527
Less:
Cash and cash equivalents	10,986	11,470
Net Debt	$592,108	$565,057

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a Company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.